Exhibit 10.20

VIRACTA THERAPEUTICS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into as of February 26, 2020, and becomes effective upon Dr. Lisa Rojkjaer’s first date of employment, provided such date occurs on or before May 1, 2020, (the “Effective Date”) by and between Viracta Therapeutics, Inc. (the “Company”), and Dr. Lisa Rojkjaer (“Executive”).

1.    Duties and Scope of Employment.

(a)    Positions and Duties. As of the Effective Date, Executive will serve as Chief Medical Officer of the Company. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to Executive by the Company’s Chief Executive Officer (the “CEO”) or Board of Directors (the “Board”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b)    Obligations. During the Employment Term, Executive shall perform Executive’s duties faithfully and to the best of Executive’s ability and shall devote substantially all of Executive’s business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration which would conflict or interfere with the performance of such services without the prior approval of the CEO or the Board. For purposes of federal immigration law, Executive will be required to provide to the Company documentary evidence of Executive’s identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of the start of Executive’s employment, or Executive’s employment may be terminated.

2.    At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3.    Compensation.

(a)    Base Compensation. During the Employment Term, the Company will pay Executive an annual salary of $370,000, less applicable withholdings, as compensation for Executive’s services (the “Base Salary”). Executive’s salary will be subject to review and adjustments may be made in the Company’s sole discretion.

(b)    Relocation Reimbursement. Executive will be paid a reimbursement for qualified relocation costs of up to $50,000, less any applicable withholdings as required by applicable law (the “Relocation Reimbursement”). The Relocation Reimbursement will be paid via check or electronic funds transfer within thirty (30) business days following the date that Executive has provided to the Company reasonable written documentation and substantiation of costs incurred associated with relocating to San Diego, California (by valid receipts or any other reasonable method of invoicing, showing proof of payment for an eligible relocation cost). Any written documentation of such costs incurred must be provided to the Company within thirty (30) days following the date such relocation costs are incurred. The Relocation Reimbursement will only be paid to Executive if Executive remains an employee of the Company through the date the Relocation Reimbursement is paid by the Company. If Executive voluntarily terminates her employment with the Company before the first anniversary of the start of her employment with the Company, Executive agrees to repay to the Company 100% of the amount of the Relocation Reimbursement within thirty (30) days following her last day with the Company. If Executive voluntarily terminates her employment with the Company after the first anniversary but before the second anniversary of the start of her employment with the Company, Executive agrees to repay to the Company a prorated portion of 50% of the amount of the Relocation Reimbursement within thirty (30) days following her last day with the Company. The amount of such repayment would represent the portion of the Relocation Reimbursement received by Executive that has not been earned as of the date of the voluntary termination. For clarity, the Relocation Reimbursement will be earned based on the number of days that Executive has been employed by the Company divided by the number of days in the two-year period beginning on the date Executive’s employment begins.

(c)    Temporary Housing. For a period of up to three (3) months following the Effective Date, the Company will or provide or reimburse Executive’s expenses associated with renting an apartment within reasonable proximity to the Company’s offices and the cost of a rental car.

(d)    Transition Assistance. In addition, the Company will reimburse remaining and contractually owed rents for the months of April 2020 and May 2020 on Executive’s current residence up to 7,000 CHF, less any applicable withholdings as required by applicable law.

(e)    Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s 401(k) retirement plan, group medical, dental, vision, disability, life insurance, and flexible-spending account plans, if any, pursuant to the terms and conditions of such plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

(f)    Paid Time Off/Vacation. During the Employment Term, Executive will be entitled to accrue paid time-off/vacation in accordance with the Company’s paid-time off policies. As of the Effective date, Executive shall be eligible for 20 days of paid time-off/vacation per year. Accrued and unused vacation will carry over from year to year, as required by applicable California law, up to a cap of no more than 30 days.

(g)    Target Bonus. Executive will be eligible to receive an annual bonus of up to forty percent (40%) of her Base Salary (the “Target Bonus”), less applicable withholdings, upon achievement of performance objectives to be determined by the Board in its sole discretion. The Target Bonus, or any portion thereof, will be paid as soon as practicable after the Board determines such bonus has been earned, but in no event will any such bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which such bonus is earned or (ii) March 15 following the calendar year in which such bonus is earned. For purposes of clarity, no bonus is earned until such time as the Board approves the payment of a bonus, and the bonus is actually paid. In order to earn any bonus, Executive must be employed by the Company on the date the bonus is paid. Executive will not be eligible for a bonus if Executive’s employment with the Company terminates prior to the payment date, regardless of whether Executive or the Company initiates the termination, and independent of whether the termination is with or without cause. During the first year of Executive’s employment, the Target Bonus will be pro-rated based on the portion of the year that Executive has been employed by the Company.

4.    Equity.

(a)    As soon as practicable following the Effective Date, the Company will recommend that the Board grant Executive a stock option to purchase 1,752,800 shares of the Company’s Common Stock (an amount that represents approximately one and one half percent (1.5%) of the fully-diluted capitalization of the Company as of the date hereof) at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant (the “New Hire Option”). The amount, timing and terms of any stock option grants will be determined by the Board in its sole discretion. The New Hire Option will be made up of a time-based vesting stock award (“Time-Based Award”) and a performance-based vesting stock award (“Performance Award”), as below. The Time-Based Award and Performance Award will be subject to the terms, definitions and provisions of the Company’s 2016 Equity Incentive Plan, as amended from time to time (the “Stock Plan”) and the stock option agreement by and between Executive and the Company thereunder (the “Option Agreement”).

(i)    Time-Based Award: The Time-Based Award will be a portion of the New Hire Option covering 1,168,530 shares (an amount that represents approximately one percent (1%) of the fully-diluted capitalization of the Company as of the date hereof) and will be subject to time-based vesting and, subject to the approval of the Board of the final vesting terms, it will be recommended that the Time-Based Award will vest per the following vesting schedule: twenty-five percent (25%) of the total shares subject to the Time-Based Award will vest on the one (1)-year anniversary of the vesting commencement date and 1/48th of the total shares subject to the Time-Based Award will vest ratably on each one (1) month anniversary thereafter (and if there is no corresponding day, the last day of the month), provided that the Executive remains a service provider of the Company through the applicable vesting date.

(ii)    Performance Award: The Performance Award will be a portion of the New Hire Option covering 584,270 stock options (an amount that represents approximately one half percent (0.5%) of the fully-diluted capitalization of the Company as of the date hereof), will be subject to certain performance conditions, in addition to being subject to the terms, definitions and provisions of the Company’s Stock Plan and the Option Agreement and, subject to the approval of the Board of the final vesting terms, it will be recommended that the Performance Award will vest per the following vesting schedule:

(1)    Fifty percent (50%) of the total shares subject to the Performance Award will vest upon achievement of a clinical development objective that is mutually agreed upon by the Executive and the CEO and approved by the Board at the time the Board grants the Performance Award; and

(2)    Fifty percent (50%) of the total shares subject to the Performance Award will vest ratably in equal monthly installments on each one (1) month anniversary following achievement of such clinical development objective for a period of twelve (12) months.

(b)    Executive will be eligible to receive additional awards of stock options or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or its committees will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

5.    Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6.    Severance Benefits; Change in Control Benefits.

(a)    Termination for other than Cause, death or Disability or resignation for Good Reason. If the Company terminates Executive’s employment with the Company other than for Cause (as defined below), death or disability, or Executive resigns from Executive’s employment with the Company for Good Reason (as defined below) (such a termination, a “Qualified Termination”), then, subject to Section 7, Executive will be entitled to the following:

(i)    continued payment of Executive’s annual Base Salary, at the level in effect immediately prior to Executive’s termination date, for a period of nine (9) months following the date of the Qualified Termination, with the first payment paid on the first Company payroll date following the effective date of the Release (as defined below) (and to include any amounts that otherwise would have been paid between the termination date and the payment date);

(ii)    reimbursement by the Company for the cost of premiums for Executive and Executive’s covered dependents, if any, for group health insurance continuation coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for up to twelve (12) months following Executive’s termination of employment (the “COBRA Premium Reimbursement”), provided that (x) Executive and Executive’s covered dependents timely elect and remain eligible for continued coverage under COBRA and (y) such COBRA Premium Reimbursement does not result in excise tax penalties for the Company under applicable laws (including, without limitation, Section 2716 of the Public Health Service Act). Notwithstanding the preceding, if the Company determines in its sole discretion that it cannot provide COBRA reimbursement benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead provide the Executive a taxable payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s group health coverage in effect on the date of termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Executive elects COBRA continuation coverage and will commence in the month following the month of the termination date and continue for the period of months indicated in this section;

(iii)    payment of any earned but unpaid Target Bonus with the payment paid on the first Company payroll date following the effective date of the Release;

(iv)                acceleration of vesting of the portion of your any stock options or other equity award granted by the Company that are subject only to time-based vesting requirements to the extent that such equity would have vested had your employment with the Company continued until the day that nine months following the termination date.

(b) Change in Control Benefits.

(i) Change in Control. Upon a Change in Control (as defined in the Stock Plan), then 50% of the unvested portion of any stock options or other equity award held by Executive that remain outstanding as of immediately prior to such Qualified Termination shall immediately vest and become exercisable.

(ii) Qualified Termination following a Change in Control. Upon a Qualified Termination on or after a Change in Control (as defined in the Stock Plan), then, in addition to the severance benefits described in Section 6(a) above and subject to Section 7, 100% of the unvested portion of any stock options or other equity award held by Executive that remain outstanding as of immediately prior to the date of such Qualified Termination shall immediately vest and become exercisable (but, in no case, will more than 100% of the shares subject to any award vest and become exercisable).

(c) Termination for Cause, Death or Disability; Voluntary Resignation without Good Reason. If Executive’s employment with the Company terminates voluntarily by Executive for any reason (except upon resignation for Good Reason), for Cause by the Company or due to Executive’s death or disability, then (i) all vesting will terminate immediately with respect to Executive’s outstanding equity awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect and subject to any conditions set forth by the Company as to the receipt of such severance benefits.

7.    Conditions to Receipt of Payments; No Duty to Mitigate.

(a)    Separation Agreement and Release of Claims. The receipt of any payments or benefits pursuant to Section 6 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.

(b)    Limitation on Payments.

(i) In the event that the payments and benefits provided for in this Agreement or other payments and benefits payable or provided to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 7(b), would be subject to the excise tax imposed by Section 4999 of the Code, then your payments and benefits under this Agreement or other payments or benefits (the “280G Amounts”) will be either:

(x) delivered in full, or

(y) delivered as to such lesser extent which would result in no portion of such payments and benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in your receipt on an after-tax basis, of the greatest amount of 280G Amounts, notwithstanding that all or some portion of the 280G Amounts may be taxable under Section 4999 of the Code.

(ii) Reduction Order. In the event that a reduction of 280G Amounts is being made in accordance with this Section 7(b), the reduction will occur, with respect to the 280G Amounts considered parachute payments within the meaning of Section 280G of the Code, in the following order:

(1) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced);

(2) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Code Section 280G in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first);

(3) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and

(4) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced).

In no event will Executive have any discretion with respect to the ordering of payments or benefits.

(iii) Firm. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 7(b) will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company, whose determination will be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 7(b), the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs and make all payments for the Firm’s services relating to any calculations contemplated by this Section 7(b).

(c)    Section 409A.

(i)    Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.

(ii)    Any severance payments or benefits under this Agreement that would be considered Deferred Compensation Severance Benefits will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(iii)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(v)    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(vi)    The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(d)    Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 6 will be subject to Executive continuing to comply with the terms of Confidential Information Agreement (as defined in Section 9).

(e)    No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

8.    Definitions.

(a)    Cause. For purposes of this Agreement, “Cause” is defined as (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Executive’s gross misconduct, (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; (v) Executive’s willful breach of any obligations under any written agreement or covenant with the Company; or (vi) Executive’s continued failure to perform Executive’s employment duties after Executive has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed Executive’s duties and has failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice.

(b)    Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent: (i) the assignment to Executive of any duties, or the reduction of Executive’s duties, either of which results in a material diminution of Executive’s authority, duties, or responsibilities with the Company in effect immediately prior to such assignment, or the removal of Executive from such position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise (as, for example, when the Chief Executive Officer of the Company remains the Chief Executive Officer of the Company following a Change in Control where the Company becomes a wholly owned subsidiary of the acquiror, but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason;” (ii) a material reduction of Executive’s Base Salary (in other words, a reduction of more than 10% of Executive’s Base Salary in any one year); (iii) a material change in the geographic location at which Executive must perform services (in other words, the relocation of Executive to a facility that is more than fifty (50) miles from Executive’s current location); and (iv) the failure of the Company to obtain assumption of this Agreement by any acquirer or successor. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(c)    Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

9.    Confidential Information. Executive agrees to enter into the Company’s standard At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement attached hereto as Exhibit A (the “Confidential Information Agreement”) upon commencing employment hereunder.

10.    Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Company, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation.

11.    Representation of the Executive. The Executive represents and warrants to the Company that:

(a)    The Executive is not, as of the Effective Date, currently employed or engaged as an independent contractor with any other entity, and Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound.

(b)    The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.

12.    Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

13.    Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Viracta Therapeutics, Inc.

2533 South Coast Highway 101, Suite 210

Cardiff, CA 92007

Attn: Chief Executive Officer

If to Executive:

Dr. Lisa Rojkjaer

[***]

[***]

[***]

14.    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them.

15.    Arbitration. Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company, will be subject to arbitration in accordance with the provisions of the Confidential Information Agreement.

16.    Integration. This Agreement, together with the Company’s 2016 Equity Incentive Plan, the Confidential Information Agreement, and the other equity documents referred to herein, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

17.    Modification: Waiver of Breach. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Board or its designee. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18.    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

19.    Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20.    Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

21.    Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

22.    Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

VIRACTA THERAPEUTICS, INC.

/S/ Ivor Royston, M.D.	Date: February 25, 2020
By: Ivor Royston, M.D.
Title: Chief Executive Officer

EXECUTIVE:

/S/ Dr. Lisa Rojkjaer	Date: February 26, 2020
Dr. Lisa Rojkjaer

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